From: Marc Zwick
To: "John Moukas"; Jack Zwick
Cc: "Elaine Dowling"
Subject: RE: BioCrude Technologies, Inc. : 8-K & 16.1 letter
Date: March 19, 2019 10:06:53 AM
Attachments: image002.png
Biocrude invoice.pdf

John

Attached please find our final invoice for our services rendered with regards to the Biocrude Technologies USA, Inc. audit for the year ended December 31, 2018. We have limited our fee to the $12,000 plus expenses as agreed to in the engagement letter. You may wire the funds to our bank account in the same manner as you previously wired payments for our services regards to the quarterly reviewed financial statements. As soon as payment is made, we will send you the signed consents that you requested.

Marc Zwick
Zwick & Banyai, PLLC
20750 Civic Center Drive, Suite 418
Southfield, MI 48076
(248) 356-2330
(248) 356-2328 fax
(248) 229-2121 cell

From: John Moukas [mailto:jmoukas@biocrudetech.com]
Sent: Monday, March 18, 2019 7:16 PM
To: Marc Zwick <marcz@zwickcpa.com>; Jack Zwick <jackz@zwickcpa.com>
Cc: 'Elaine Dowling' <ead@eadlawgroup.com>; 'Ben Borgers' <ben@bfbcpa.us>
Subject: BioCrude Technologies, Inc. : 8-K & 16.1 letter

Hello marc/Jack,

Please review attach and give your critiques and forward back to me for my perusal and approval. Please tell me when is convenient for you so we can speak and iron out our other details.

Regards

John Moukas
Chairman/CEO
BioCrude Technologies, Inc.
p: (514) 840-9719 m: (514) 978-9025
f: (514) 840-9737
a: 1255 Phillips Square, Suite 605
Montreal, Quebec, Canada H3G 3B5
w: www.biocrudetech.com e: jmoukas@biocrudetech.com

BioCRUDE
